UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2014

INDIE GROWERS ASSOCIATION

(Exact name of registrant as specified in its charter)

NEVADA	333-139482	98-0492900
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

311 Division St
Carson City, NV 89703

1 (888) 648 0488
(Registrants telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Acquisition of Interest in River Ridge Sunshine Farms LLC

On April 28, 2014, the Company entered into an agreement to acquire a 30% interest, as well as a long term lease on the remaining 70%, of River Ridge Sunshine Farms, a $1.2 Million agricultural property in Prosser, Washington, in exchange for 20 million restricted shares of the common stock of the Company. The acquisition and long term lease is to take effect no later than May 31st following a short due diligence period. The 40 acre property is subdivided into 15 separate parcels, one of which has already been leased to a licensed grower with construction well under way on greenhouses and ancillary buildings. Over the six month period immediately following the closing, the Company will invest $800,000 for improvements to the property including greenhouse construction on two additional parcels as well as roads and utilities to the other parcels. Under the sublease agreement with the current licensee, a portion of the revenue from the sale of every crop will be paid to the Company as a royalty.

Item 1.02 Termination of a Material Definitive Agreement

Termination of Share Exchange Agreement with Indie Growers Union LLC

On April 28, 2014, the Company terminated the share exchange agreement with Indie Growers Union LLC as previously announced on April 8, 2014.

Item 5.02 Appointment of Director

Arnie De Witt III

On April 28, 2014, the Company accepted the appointment of Mr. Arnie De Witt III, age 37, to the board of directors of the Company. In addition, the Company entered into a three year engagement agreement with Mr. De Witt whereby he will provide exclusive and unfettered access to his entire professional network and business circle, work exclusively at developing the business of the Company, and provide the Company exclusive access to his network of contacts and industry related business opportunities including title and interest in all industry related business and relationships he has developed. In exchange for these exclusive services and business opportunities over a three year period, the Company will issue a total of 10,000,000 restricted shares of the common stock of the Company to Mr. De Witt III. If the engagement agreement is terminated early, Mr. De Witt III will retain a prorated interest on a monthly basis for the time he has served the Company, and the balance of shares will be returned to the Company treasury.

Over the past 15 years, Mr. DeWitt III has been providing sales and marketing consultation services to furniture manufacturers such as England furniture, a La-z-boy company, helping them build a retail base of furniture dealers. He has developed sales strategies, executed social media and conventional advertising campaigns, shot and published countless hours of HD promotional videos, and conducted hundreds of sales training sessions, garnering multiple awards in sales and customer service. Also an avid gardener and landscaper, Mr. DeWitt III has a passion for organic gardening techniques in food production. With experience in brand development, marketing and sales, Mr. DeWitt III adds an important skill set to the Company's Board.

Item 9.01 Exhibits

Engagement Agreement with Arnie De Witt III

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDIE GROWERS ASSOCIATION

Date: May 1, 2014	/s/ ROBERT COLERIDGE